Exhibit 23.5

CONSENT OF WOOD MACKENZIE INC.

We hereby consent to (i) the use of our firm’s name, Wood Mackenzie Inc. (“Wood Mackenzie”), in this Amendment No. 1 to the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission by Warrior Met Coal, LLC and any further amendments thereto, including the prospectus contained therein (the “Registration Statement”), including the use of our firm’s name under the heading “Experts” in the Registration Statement, and (ii) the inclusion of information relating to the coal industry (the “Information”) in the Registration Statement that was supplied by Wood Mackenzie and references to Wood Mackenzie as the source of such Information.

We further wish to advise you that Wood Mackenzie was not employed on a contingent basis and that at the time of the preparation of the Information, as well as at the date hereof, neither Wood Mackenzie nor any of its employees had or now has a substantial interest in Warrior Met Coal, LLC or any of its affiliates or subsidiaries.

By:	/s/ James McLennan
James McLennan
VP of Sales
Wood Mackenzie, Inc.
For and on behalf of Wood Mackenzie Inc.

Date: March 24, 2017